Exhibit 10.33

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2020 by and between Ernest S. Pinner (“Executive”), on the one hand and CenterState Bank Corporation (“CSFL”) and CenterState Bank, N.A. (the “Bank”) on the other hand (collectively, the “Company”). The Company and Executive are sometimes referred to collectively in this Agreement as the “Parties.”

WHEREAS, Executive has been employed by CSFL and the Bank as the Executive Chairman; and

WHEREAS, the Parties desire to enter into this Agreement, providing for Executive’s resignation from employment by the Company effective on January 1, 2020 (“Resignation Date”), such resignation representing Executive’s retirement from the Company as defined in the Company’s retirement policy;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1.Executive hereby resigns from employment by the Company effective as of the Resignation Date, and agrees that such resignation shall be considered Executive’s retirement from the Company pursuant to the Company’s retirement policy.  Executive shall maintain his position as a director of the Company and the Bank.

2.Assuming Executive agrees to the provisions of Section 3 of this Agreement, the Release Agreement referenced in Section 3 becomes effective and is not rescinded, and Executive complies with the requirements of this Agreement and Articles 6 and 7 of the Executive’s Employment Agreement, dated February 11, 2011, as amended (the “Employment Agreement”), Executive, upon and after the Resignation Date, shall be entitled to $600,000 in a single lump sum cash payment without discount for the time value of money (the “Severance Payment”), such Severance Payment representing one times Executive’s Base Salary (as defined in the Employment Agreement) in effect as of the Resignation Date.  Executive also will be entitled to his annual incentive bonus payment to be determined in accordance with the Company’s annual incentive plan during the first quarter of 2020 and paid on or before February 28, 2020.  He also will continue to receive the benefits entitled to him under the Company’s supplemental employment retirement plan in accordance with the terms of such plan. Executive also is entitled to reimbursement of expenses through the Resignation Date and such other benefits to which the Executive may be entitled under the Company’s benefit plans, policies and agreements. Executive’s Severance Payment will be payable on the first payday cycle following the Resignation Date.

In all cases, the Executive shall be entitled to the insurance coverage addressed in Section 4.2 of the Executive’s Employment Agreement.

3.Notwithstanding anything to the contrary herein, Executive’s entitlement to the Severance Payment shall be subject to and contingent upon (a) Executive executing and delivering a copy of a Release Agreement to the Company on or before January 21, 2020 (i.e., 21 days after the date of this agreement), (b) the Effective Date for such Release Agreement occurring on or before January 28, 2020 (i.e., the end of the seven (7) day rescission period), and (c) Executive complying with the requirements imposed on Executive under this Agreement and Articles 6 and 7 of the Employment Agreement. Executive acknowledges and agrees that the Company’s willingness to enter into this Agreement is contingent upon the inclusion of all of the requirements of this Section 3 and that Executive has and will receive adequate and ample consideration for the execution and delivery of the Release Agreement.

4.The Executive covenants and agrees not to reveal to any person, firm. company, or bank any confidential information of any nature concerning the Company or its business, or anything connected therewith. As used in this Section 4, the term "confidential information" means any and all of the Company's and its affiliates'  confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to -

(a)the whole or any portion or phase of any products and services, marketing methods or materials, business plans, processes, practices, methods, policies and procedures, agreements, pending negotiations, manuals, financial information, purchasing data, supplier data and vendor information, accounting records and data and other business and financial information;

(b) the whole or any portion or phase of any research and development information, ideas, computer programs, software, applications, operating systems, software and web design and procedures, databases, algorithms, system architecture, security procedures and processes and other technical information;

(c)the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, payroll data, staffing and organizational charts, shareholder lists, financial products and services, financial products and services pricing, financial information and projections, or other sales information; and

(d)   trade secrets, as defined from time to time by the laws of the State of Florida

The Executive understands that the above list is not exhaustive, and that confidential information includes any information that is marked or otherwise identified as confidential or proprietary or that would appear to a reasonable person to be confidential or proprietary information of the Company in the context and circumstances in which the information is known or used. Executive further understands that any confidential information that has been developed by Executive in the course of the Executive’s employment by the Company is owned by the Company and subject to the confidentiality restrictions of this Agreement.  Notwithstanding the foregoing, confidential information shall exclude information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public  domain (x) by or through action of the Company, or (y) otherwise than by or at the direction of the Executive. This Section 4 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency.

5.(a)  No solicitation.  The Executive promises and agrees that, based on his experience with and relationship to the Company and its Customers, during the Restricted Period (as defined below), the Executive shall:

1.

not directly or indirectly solicit or attempt to solicit any Customer (as defined below), using any form of written, oral or electronic communication, or social media,  to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Company during the two years immediately before the Executive’s employment termination with the Company,

2.

not directly or indirectly influence or attempt to influence any Customer, shareholder, joint venturer, or other business partner of the Company to alter that person or entity’s business relationship with the Company in any respect, and

3.	not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Company,

(b)  No raiding/hiring.  The Executive promises and agrees that during the Restricted Period, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way or in any manner, including by written, oral or electronic communications or social media, any employee, joint venturer, or business partner of the Company to terminate an employment or contractual or joint venture relationship with the Company.  The Executive agrees that the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of another, hire any person employed by Company during the two-year period before the Executive’s employment termination with the Company or any person employed by the Company during the Restricted Period.

(c)  No disparagement.  The Executive promises and agrees that the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Company.  The Company likewise promises and agrees that the Company shall not, and shall instruct its directors and officers to not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.  Nothing herein is intended to restrict the Executive or the Company from testifying truthfully in response to any lawfully served subpoena or other legal process.

(d)  Definitions:

1.  “Restricted Period” means the 12-month period commencing the date of the Executive’s resignation from the Company.  The Restricted Period shall be extended in an amount equal to any time period during which a violation of Section 5 of this Agreement is proven.

2.  “Restricted Territory” means Polk County in Florida.

3.  “Customer” means any individual, joint venturer, entity of any sort, or other business with, for or to whom the Company has provided Financial Products or Services during the Executive’s employment with the Company; or any individual, joint venturer, entity of any sort, or business partner whom the Company has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Company.

4.  “Financial Products or Services” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Copmany Holding Company Act of 1956 and that is offered by the Company or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Company.

6.The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments).

7.The Executive agrees and covenants that he shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Executive is not prohibited from making disclosures to the Executive’s attorney, tax advisors, or spouse, or as may be required by law. This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any order to Cherie Mooney at CenterState Bank, N.A., 1951 8th Street NW, Winter Haven, FL 33881 or by email at cmooney@centerstatebank.com.

8. This Agreement sets forth the entire agreement between the Company and Executive and, except as expressly provided in this Agreement, supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof. In reaching this Agreement, neither the Company nor Executive has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

9.In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Employee hereby agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. If the Executive fails to comply with any of the terms of this Agreement or post-termination obligations contained in it, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to the Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in the Release Agreement.

10.This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

11.This Agreement shall be governed by the laws of the State of Florida without giving effect to conflict of laws principles, and Executive consents to venue and exclusive personal jurisdiction in the state and federal courts of Polk County in the State of Florida for any proceeding arising out of or relating to this Agreement. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.Executive acknowledges that he has read each and every section of this Agreement and that Executive understands his rights and obligations under this Agreement. Executive acknowledges that the Company has advised Executive in writing to consult with an attorney of his choice before signing this Agreement, and that Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

13.This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

14.This Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.

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IN WITNESS WHEREOF, the Company and the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date first above written.

/s/ Ernest S. Pinner	CenterState Bank Corporation
Executive	By: /s/ John C. Corbett
Its: President and Chief Executive Officer

CenterState Bank, N.A.
By: /s/ Mark W. Thompson
Its: President